Exhibit 5.1

Boston | Connecticut | Florida | New Jersey | New York | Providence | Washington, DC

October 23, 2026
Independent Bank Corp.
288 Union Street
Rockland, MA 02370

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Independent Bank Corp., a Massachusetts corporation (the “Company”), on October 23, 2026, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), to be offered pursuant to the Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In connection with our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the prospectus of the Company, dated October 23, 2026, which forms a part of the Registration Statement (the “Prospectus”), the Restated Articles of Organization of the Company and the Amended and Restated Bylaws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof, and such corporate records, documents, agreements, instruments and certificates of public officials of the Commonwealth of Massachusetts and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and of all original documents the copies of which are submitted to us, the legal capacity of natural persons, the conformity with the originals of all documents submitted to us as copies, that the persons identified to us as officers are actually serving as such, and that any certificates representing the Shares will be properly executed by one or more such persons.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement shall have become effective under the Act and the Shares have been issued and delivered in the manner contemplated by the Registration Statement and the Plan, upon payment and receipt of the agreed consideration therefor, if any, in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to matters governed by the Massachusetts Business Corporation Act. We express no opinion as to the effect of the laws of any other jurisdiction. The opinion contained herein does not consider or cover any U.S. federal or state securities (or “blue sky”) laws or regulations. This opinion letter is rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. We assume no obligation or responsibility to supplement or update this opinion letter, or to advise any person of changes of law or the interpretation thereof, or any changes of fact, that occur after the date hereof, even though such changes may affect a legal analysis, conclusion, informational confirmation or opinion set forth in this opinion letter.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP